EXHIBIT 99

Phoenix, AZ – December 13, 2016 — Alpine 4 Technologies Ltd. (Alpine 4) announced today that it has received notification from our market maker MCAP that FINRA has issued them a letter clearing our form 211 and granting MCAP the approval to begin the quotation process. Alpine 4 has been assigned the ticker symbol ALPP.   The company's stock will be listed in the OTC Market Place; and it is the goal of the Board of Directors to be listed in their OTCQX platform.

The OTCQX offers transparent and efficient trading of established, investor-focused U.S. and global companies. To qualify for the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with U.S. securities laws, be current in their disclosure, and be sponsored by a professional third-party advisor. Penny stocks, shells and companies in bankruptcy cannot qualify for OTCQX. The companies found on OTCQX are distinguished by the integrity of their operations and diligence with which they convey their qualifications.

CEO Kent B. Wilson had this to say, "This is a very exciting day for the employees and shareholders of Alpine 4 and I am very pleased with the determination and internal fortitude that many of our stakeholders endured during this important vetting process.  This begins a new chapter in Alpine 4's history and we are very excited about what the future holds for all of us."

Contact Press: Ian Kantrowitz, Director of Investor Relations

Source:  Alpine 4 Technologies, Ltd.

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.